CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
Trimeris, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of Trimeris, Inc. (A Development Stage Company), for the Amended and Restated Stock Incentive Plan, of our report dated January 30, 1998, relating to the balance sheets of Trimeris, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997 and for the cumulative period from the date of inception to December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Trimeris, Inc.


                                      /s/ KPMG Peat Marwick LLP
                                          -------------------------
                                          KPMG Peat Marwick LLP

Raleigh, North Carolina
October 30, 1998